File No. 33-
   As filed with the Securities and Exchange Commission on December 13, 1995

        ===================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      -------------------------------------
                             TYCO INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

      MASSACHUSETTS                                 04-2297459
(State or other Jurisdiction of           (IRS Employer Identification No.)
 Incorporation or Organization)

                   ONE TYCO PARK, EXETER, NEW HAMPSHIRE 03833
                    (Address of Principal Executive Offices)

                                  603-778-9700
                         (Registrant's Telephone Number)

         TYCO INTERNATIONAL LTD. RETIREMENT SAVINGS AND INVESTMENT PLANS
                            (Full Title of the Plan)

                      -------------------------------------
                                 Mark H. Swartz
                   Vice President and Chief Financial Officer

                             TYCO INTERNATIONAL LTD.
                                  ONE TYCO PARK
                           EXETER, NEW HAMPSHIRE 03833
                     (Name and Address of Agent for Service)

                                 (603) 778-9700
          (Telephone Number, Including Area Code, of Agent for Service)
           -----------------------------------------------------------

                         Calculation of Registration Fee

--------------------------------------------------------------------------------
                                        Proposed      Proposed
                                         Maximum      Maximum
    Title of         Amount             Offering      Aggregate     Amount of
Securities to        to be                Price       Offering     Registration
be Registered (1) Registered (2)        Per Share      Price           Fee

--------------------------------------------------------------------------------
Common Stock,
$0.50 par value   2,000,000            $32.8750 (3)  $ 65,750,000    $22,672
--------------------------------------------------------------------------------
         (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Tyco International Ltd. Retirement Savings and Investment Plans, as listed in Part II, Item 3. (2) Plus such additional number of shares as may be required pursuant to the option plan in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event. (3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for purposes of determining the amount of the registration fee and is based upon the market value of outstanding shares of the Company's common stock on December 11, 1995, utilizing the average of the high and low sale prices on the New York Stock Exchange on that date.
        ========================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

         Tyco International Ltd. (the "Company") and the plans listed below:

   -  Tyco International Ltd. Retirement Savings and Investment Plan
   -  Simplex Hourly Employees Retirement Savings and Investment Plan
   - Armin Plastics - Division of Tyco International Ltd. Retirement Savings and Investment Plan for Certain Non-Union Hourly Employees
   -  Grinnell Corporation Hourly Retirement Savings and Investment Plan
   - Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838
   - Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
   -  Mueller Co. Cleveland Plant Retirement Savings and Investment Plan
   -  Allied Tube & Conduit Corporation Retirement Savings and Investment Plan
   -  Allied Philadelphia Union Retirement Savings and Investment Plan
   -  Anvil Products, Inc. Hourly Retirement Savings and Investment Plan
   - Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
   - Tyco International Ltd. Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

(collectively, the "Tyco International Ltd. Retirement Savings and Investment Plans") hereby incorporate by reference the documents listed below, which have previously been filed with the Securities and Exchange Commission:

         The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995; and

         The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

         In addition, all documents subsequently filed with the Securities and Exchange Commission by the Company pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.
         -------------------------

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         The validity of the shares to be offered hereby will be passed upon for the Company by M. Brian Moroze, General Counsel and Assistant Secretary of the Company.


Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The Restated Articles of Organization of the Company provide that the Company shall indemnify certain persons, including directors and officers, against liabilities, amounts paid in settlement and professional fees and other disbursements incurred by each such person in connection with any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency in which he is involved as a result of his serving or having served in such position or, at the request of the Company, in certain positions of any other corporation in which the Company owns shares or of which it is a creditor. No indemnification shall be provided to an individual with respect to a matter as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. In the event that any action, suit or proceeding is compromised or settled so as to impose any liabilities or obligation upon a person eligible for indemnification by the Company, no indemnification shall be provided to him with respect to such matter if the Company has obtained an opinion of its counsel that with respect to said matter he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. The Restated Articles of Organization of the Company further provide that nothing in them shall limit any lawful rights to indemnification existing independently of them.

         Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides that a corporation may indemnify any director or officer (among others) except as to any matter as to which he is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Section 67 further provides that a corporation has the power to purchase and maintain insurance policies on behalf of any such officer or director against liability incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify such officer or director against such liability.

         The Company maintains $35,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Company or any Subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Company pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.


Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not Applicable.


Item 8.  Exhibits.
         --------

         (a) The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit
-------

         3.1      Restated Articles of Organization, as amended [incorporated by reference to Exhibit 3(a) to the Company's Annual Report on
                  Form 10-K for the fiscal year ended May 31, 1987].
         3.2      Articles of Amendment dated November 9, 1993, effective
                  November 10, 1993 [incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed on November 12,
                  1993].
         3.3      By-laws [incorporated by reference to Exhibit 3 to the
                  Company's Current Report on Form 8-K filed on August 17,
                  1990].
         5.1      Opinion of M. Brian Moroze, General Counsel and Assistant
                  Secretary, as to the legality of the securities being
                  registered.
         10.1a    Tyco International Ltd. Retirement Savings and Investment Plan
         10.1b    Simplex Hourly Employees Retirement Savings and Investment
                  Plan
         10.1c    Armin Plastics - Division of Tyco International Ltd.
                  Retirement Savings and Investment Plan for Certain Non-Union
                  Hourly Employees
         10.1c1   First Amendment to Armin Plastics - Division of Tyco
                  International Ltd. Retirement Savings and Investment Plan for
                  Certain Non-Union Hourly Employees
         10.1d    Grinnell Corporation Hourly Retirement Savings and Investment
                  Plan
         10.1e    Mueller Company Decatur Plant Retirement Savings and
                  Investment Plan for AIW Local 838 - Adoption Agreement

         10.1e1 Attachment to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838
         10.1e2 1993 Addendum to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838
         10.1e3 June 1994 Addendum to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838
         10.1f Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement - Adoption Agreement
         10.1f1 Attachment to Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
         10.1f2 1993 Addendum to Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered
                  by a Collective Bargaining Agreement
         10.1g Mueller Co. Cleveland Plant Retirement Savings and Investment Plan - Adoption Agreement
         10.1g1 1993 Addendum to Mueller Co. Cleveland Plant Retirement Savings and Investment Plan
         10.1h Allied Tube & Conduit Corporation Retirement Savings and Investment Plan - Adoption Agreement
         10.1h1 Attachment to Allied Tube & Conduit Corporation Retirement Savings and Investment Plan
         10.1h2 1993 Addendum to Allied Tube & Conduit Corporation Retirement Savings and Investment Plan
         10.1i Allied Philadelphia Union Retirement Savings and Investment Plan - Adoption Agreement
         10.1i1 Attachment to Allied Philadelphia Union Retirement Savings and Investment Plan
         10.1i2 1993 Addendum to Allied Philadelphia Union Retirement Savings and Investment Plan
         10.1j Anvil Products, Inc. Hourly Retirement Savings and Investment Plan - Adoption Agreement
         10.1j1 Attachment to Anvil Products, Inc. Hourly Retirement Savings and Investment Plan
         10.1j2 1993 Addendum to Anvil Products, Inc. Hourly Retirement Savings and Investment Plan
         10.1k Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement - Adoption Agreement
         10.1k1   Attachment to Grinnell Corporation Columbia Plant Retirement
                  Savings and Investment Plan for Hourly   Employees
                  Covered by a Collective Bargaining Agreement
         10.1k2 1993 Addendum to Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly
                  Employees Covered by a Collective Bargaining Agreement
         10.1k3 1994 Addendum to Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
         10.1l    Tyco International Ltd. Retirement Savings and Investment
                  Plan for Hourly Employees Covered by a Collective Bargaining Agreement
         10.1l1 First Amendment to Tyco International Ltd. Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
         10.1m Goodwin Proctor & Hoar Regional Prototype Defined Contribution Basic Plan Document
         10.2a IRS determination letter for Tyco International Ltd. Retirement Savings and Investment Plan
         10.2b IRS determination letter for Simplex Hourly Employees Retirement Savings and Investment Plan
         10.2c IRS determination letter for Armin Plastics - Division of Tyco International Ltd. Retirement Savings and Investment
                  Plan for Certain Non-Union Hourly Employees
         10.2d IRS determination letter for Grinnell Corporation Hourly Retirement Savings and Investment Plan
         10.2e IRS determination letter for Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838

         10.2f IRS determination letter for Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly
                  Employees Covered by a Collective Bargaining Agreement
         10.2g IRS determination letter for Mueller Co. Cleveland Plant Retirement Savings and Investment Plan
         10.2h IRS determination letter for Allied Tube & Conduit Corporation Retirement Savings and Investment Plan
         10.2i IRS determination letter for Allied Philadelphia Union Retirement Savings and Investment Plan
         10.2j IRS determination letter for Anvil Products, Inc. Hourly Retirement Savings and Investment Plan
         10.2k IRS determination letter for Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for
                  Hourly Employees Covered by a Collective Bargaining Agreement
         10.2l IRS determination letter for Tyco International Ltd. Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement
         23.1(a)  Consent of Counsel (included in Exhibit 5.1 hereto).
         23.1(b)  Consent of Coopers & Lybrand L.L.P.
         23.1(c)  Consent of Price Waterhouse LLP
         24 Powers of Attorney (included in Part II of this registration statement).

Item 9.  Undertakings.
         ------------
         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply
--------  -------
if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by the reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 13th day of December, 1995.

                              TYCO INTERNATIONAL LTD.

                              By:   /s/  Mark H. Swartz
                                    -----------------------------------
                                    Mark H. Swartz
                                    Vice President - Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI and MARK H. SWARTZ, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and all pre-effective and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON DECEMBER 13, 1995 IN THE CAPACITIES INDICATED BELOW.

                                      Chairman of the Board, Chief Executive
        /s/  L. Dennis Kozlowski      Officer and Director (Principal Executive
----------------------------------    Officer)
         L. Dennis Kozlowski

        /s/  Joshua M. Berman         Director
----------------------------------
         Joshua M. Berman

        /s/  Richard S. Bodman        Director
----------------------------------
         Richard S. Bodman

        /s/  John F. Fort             Director
----------------------------------
         John F. Fort

        /s/  Stephen W. Foss          Director
----------------------------------
         Stephen W. Foss

        /s/  Richard A. Gilleland     Director
----------------------------------
         Richard A. Gilleland

        /s/  Philip M. Hampton        Director
----------------------------------
         Philip M. Hampton

        /s/  Mark H. Swartz           Vice President - Chief Financial Officer
----------------------------------
         Mark H. Swartz

        /s/  Frank W. Walsh, Jr.      Director
----------------------------------
         Frank W. Walsh, Jr.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE MEMBERS OF THE TYCO RETIREMENT COMMITTEE, WHICH COMMITTEE IS AUTHORIZED TO TAKE ACTION ON BEHALF OF AND IN THE NAME OF THE TYCO INTERNATIONAL LTD. RETIREMENT SAVINGS AND INVESTMENT PLANS HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF EXETER, STATE OF NEW HAMPSHIRE, ON THE 13th DAY OF DECEMBER, 1995.

                                        TYCO INTERNATIONAL LTD.
                                        RETIREMENT COMMITTEE

                                  By:   /s/  Barbara S. Miller
                                        -------------------------------------
                                        Barbara S. Miller, Authorized Signatory

                                  EXHIBIT INDEX


Exhibit No.       Description
----------        -----------
3.1               Restated Articles of Organization, as amended [incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1987].

3.2 Articles of Amendment dated November 9, 1993, effective November 10, 1993 [incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed on November 12, 1993].

3.3 By-laws [incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed on August 17, 1990].

5.1 Opinion of M. Brian Moroze, General Counsel and Assistant Secretary, as to the legality of the securities being registered.

10.1a             Tyco International Ltd. Retirement Savings and Investment Plan

10.1b             Simplex Hourly Employees Retirement Savings and Investment
                  Plan

10.1c             Armin Plastics - Division of Tyco International Ltd.
                  Retirement Savings and Investment Plan for Certain Non-Union Hourly Employees

10.1c1 First Amendment to Armin Plastics - Division of Tyco International Ltd. Retirement Savings and Investment Plan for Certain Non-Union Hourly Employees

10.1d             Grinnell Corporation Hourly Retirement Savings and Investment
                  Plan

10.1e Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838 - Adoption Agreement

10.1e1 Attachment to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838

10.1e2 1993 Addendum to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838

10.1e3 June 1994 Addendum to Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838

10.1f Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement - Adoption Agreement

10.1f1 Attachment to Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1f2 1993 Addendum to Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1g Mueller Co. Cleveland Plant Retirement Savings and Investment Plan - Adoption Agreement

10.1g1 1993 Addendum to Mueller Co. Cleveland Plant Retirement Savings and Investment Plan

10.1h Allied Tube & Conduit Corporation Retirement Savings and Investment Plan - Adoption Agreement

10.1h1 Attachment to Allied Tube & Conduit Corporation Retirement Savings and Investment Plan

10.1h2 1993 Addendum to Allied Tube & Conduit Corporation Retirement Savings and Investment Plan

10.1i Allied Philadelphia Union Retirement Savings and Investment Plan - Adoption Agreement

10.1i1 Attachment to Allied Philadelphia Union Retirement Savings and Investment Plan

10.1i2 1993 Addendum to Allied Philadelphia Union Retirement Savings and Investment Plan

10.1j Anvil Products, Inc. Hourly Retirement Savings and Investment Plan - Adoption Agreement

10.1j1 Attachment to Anvil Products, Inc. Hourly Retirement Savings and Investment Plan

10.1j2 1993 Addendum to Anvil Products, Inc. Hourly Retirement Savings and Investment Plan

10.1k Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement - Adoption Agreement

10.1k1            Attachment to Grinnell Corporation Columbia Plant Retirement
                  Savings and Investment Plan for Hourly   Employees
                  Covered by a Collective Bargaining Agreement

10.1k2 1993 Addendum to Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1k3 1994 Addendum to Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1l Tyco International Ltd. Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1l1 First Amendment to Tyco International Ltd. Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.1m Goodwin Proctor & Hoar Regional Prototype Defined Contribution Basic Plan Document

10.2a             IRS determination letter for Tyco International Ltd.
                  Retirement Savings and Investment Plan

10.2b IRS determination letter for Simplex Hourly Employees Retirement Savings and Investment Plan

10.2c IRS determination letter for Armin Plastics - Division of Tyco International Ltd. Retirement Savings and Investment
                  Plan for Certain Non-Union Hourly Employees

10.2d IRS determination letter for Grinnell Corporation Hourly Retirement Savings and Investment Plan

10.2e IRS determination letter for Mueller Company Decatur Plant Retirement Savings and Investment Plan for AIW Local 838

10.2f IRS determination letter for Mueller Co. Chattanooga Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.2g IRS determination letter for Mueller Co. Cleveland Plant Retirement Savings and Investment Plan

10.2h IRS determination letter for Allied Tube & Conduit Corporation Retirement Savings and Investment Plan

10.2i IRS determination letter for Allied Philadelphia Union Retirement Savings and Investment Plan

10.2j IRS determination letter for Anvil Products, Inc. Hourly Retirement Savings and Investment Plan

10.2k IRS determination letter for Grinnell Corporation Columbia Plant Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

10.2l             IRS determination letter for Tyco International Ltd.
                  Retirement Savings and Investment Plan for Hourly Employees Covered by a Collective Bargaining Agreement

23.1(a)           Consent of Counsel (included in Exhibit 5.1 hereto).

23.1(b)           Consent of Coopers & Lybrand L.L.P.

23.1(c)           Consent of Price Waterhouse LLP

24 Powers of Attorney (included in Part II of this registration statement).